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                  Global Entertainment Holdings/Equities, Inc.
                _______________________________________________
                (Name of Registrant as Specified in Its Charter)

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



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                 Global Entertainment Holdings/Equities, Inc.


                        To be held on October 7, 2002


September 4, 2002

To the Shareholders of Global Entertainment Holdings/Equities, Inc.:

Mr. Steven M. Abboud, a shareholder and the following shareholders, (S.F. Investments, Steve Finn, William Lee Person, Tim Banghart, David Abboud and Nancy Abboud, R&D Company, Travina Corp N.V., Xerxes Realty, Jeff Imray, James Dunning, Donald and Isabelle Lisa, Kelley Ann Spooner, James J. Raemisch, Mike Luther, Shinning Star Inv., Masadi Financial Serv, Michael Abboud, Jeff Banghart, Brian Horner, Mark Schneidewind, Brenda Abboud, Jean Van Houten, Tristar Diversified Ventures, David Wintroub, Mark Abboud, and Lawrence Whelan) (as a group, the "Shareholders"), which represents 3,837,043 shares or approximately 38% of the current and outstanding shares, invite you to attend a Global Entertainment Holdings/Equities, Inc. Special Meeting of Shareholders (the "Meeting"). The Meeting will be held at Twin Towers North (Penthouse 10th Floor) 3001 Douglas St, Omaha NE 68131, on October 7, 2002 at 10:00 AM for the following purposes:

    1. To elect the proposed slate of Board of Directors for the balance of the year or until the next Annual Meeting of Shareholders; and

    2. To amend the Company's Articles of Incorporation and Bylaws to allow for cumulative voting of its common shares for the election of directors;

    3. To amend the Company's Bylaws to require a 2/3's vote of the shareholders to change the Bylaws from this point forward;

    4. To ratify the implementation of an annual dividend payment policy to common stockholders;

    5. To require the Board of Directors to present the current Employee Stock Option Plan (ESOP) and future ESOPs or amendments thereto, to the shareholders for a vote of approval prior to the implementation of such plans or amendments.

All shareholders are invited to attend the meeting, although only shareholders of record at the close of business on September 3, 2002, will be entitled to vote.

THOSE WHO CANNOT ATTEND THE SPECIAL MEETING OF THE SHAREHOLDERS ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF ADDRESSED STAMPED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF THE ENCLOSED ENVELOPE IS LOST OR DESTROYED, THEN MAIL TO 16569 SUMMIT DR, OMAHA NE 68136 ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING AND HAD SUBMITTED A PROXY, HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.


Steven M. Abboud
Shareholder

               OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Only shareholders of record at the close of business on September 3, 2002, will be entitled to vote at the Special Meeting. On the record date, September 3, 2002, the Company had outstanding 10,375,776 shares of its $.001 par value Common Stock. Each issued Common Share entitles its record owner to one vote on each matter to be voted upon at the meeting. There are no cumulative voting rights. The presence, in person or by proxy, of 5,187,889 shares will constitute a quorum.

                     STATEMENT OF SUPPORT FOR THE MATTERS
                        TO BE ACTED UPON AT THE MEETING

The Shareholders have called this Special Meeting of the Shareholders of the Company, due to their belief, that the Company suffers from excessive Chairman/CEO and management control of Board affairs, in which current Board actions has caused the deterioration of the Company's revenues, profits, assets, equity value and has depressed its stock price; thereby, causing shareholder loss of value. The Shareholders further believe that Board and management actions, have demonstrated the increasing need for minority shareholder participation on the Board, and a more appropriate checks and balance system. The current Board refused to include any nominees outside of their nominations at the annual meeting of shareholders held in 2002.

The events, which have occurred under the supervision of the current Board and management, are as follows:

    * Current revenues and net income are not growing at an adequate rate in relation to the excessive growth in expenses. For example, revenues for year ending 2000 to 2001 grew by 4% and the corporate personnel expense grew by over 100%. And although total revenue increased by 44% or an increase $793,000 for the six months ending June 30, 2002, cost of goods increased by 156% or $452,000 during that same period, leaving a net loss of $371,000. Additionally, at the current rate at which the Company is consuming assets, the Company will have substantially depleted equity in about three years as indicated by the Company's 10QSB June 30, 2002 filing with the SEC on August 13, 2002. In this document, total assets decreased by $597,000 and net stockholder equity decreased by $369,000. This represents a 13.7% decrease in total assets and 13.3% decrease in net stockholder equity in the six months ending June 30, 2002.

    * Despite the fact that the Company boasts the best Sportsbook software platform in the Internet gaming industry, management has been unable to add additional licensees to enhance revenues and decrease the dependence on our primary licensee, Royal Combivac N.V.,that owns VIPsports, VIPcasinos, and VIPsoccer etc.

    * The current Board and management, through stock option dilution will eventually completely control the shareholder vote upon exercise of the stock options. Currently, management has significant control of the vote and over time will procure more as a result of continued dilution. Stock option issuances and compensation to management have been excessive in percentage terms relative to the revenues generated. The current Board and management has been unable or is unwilling to create a liquid market for the publicly traded Class A common stock traded on the OTCBB. The benefit to management of a low stock price is that the exercise price of stock options are tied to the trading price of the stock as quoted on the OTCBB, thus the lower the market price, the lower the exercise price of the option. Earlier in the Company's 2001 fiscal year, the former President, Mr. Donald Lisa completed a financial analysis of the present value of future cash flows, and following this analysis, it was determined that the fair market value of the stock is about $3.66 per share. The stock has been trading at in the range of $.23 to $.35 for the past 12 months with no indication that current management has any intention to ameliorate the depressed stock price anytime soon.

    * The current Board has allowed a methodical reduction of the royalty rate of our largest licensee, Royal Combivac N.V. (Owner of all VIP Companies and Affiliates) to levels that have cost several million dollars in lost revenues to Global/IGW. The current royalty rate is unknown, but it is the perceived intention of the current Board to allow further decreases into the future. Additionally, management has allowed the royalty base to take into consideration additional expenses prior to applying the royalty rate, further reducing revenues to Global/IGW and further reducing shareholder value.

    * The current Board is opposed to any discussions on a dividend policy for at least five (5) years; however, it is our belief that due to the unique situation relating to the structure of the Company, shareholder dividends can be and should be distributed now or when practicable. Interactive Gaming & Wagering N.V. (IGW) is a wholly owned subsidiary of Global. IGW represents 95% of Global revenues. IGW is based, operates, and pays income taxes of (3%) in Curacao, Dutch Antilles, of which the Company owns more than 80%. Global can pay a dividend to its shareholders and at the same time avoid paying the normal 35% income tax in the United States, thereby avoiding the double taxation inherent in all companies domiciled in the United States.

    * Inadequate disclosure of certain material events, namely the revised sale of VipSports, VipCasinos and VipSoccer to Royal Combivac in 2001. These companies and their Internet properties were sold by Interactive Gaming prior to Global's acquisition of Interactive Gaming in 1998. The sale was necessary due to the uncertain legal environment as it relates to United States Gaming Laws. The sale was modified and approved by the current board and the new sale price has not been disclosed to the shareholders nor has it been disclosed and filed with the SEC by virtue of a Form 8-K. It was disclosed at the most recent annual shareholders meeting in July 2002 that the total wagers for all IGW licensees exceeded $600 million in 2001 and that Royal Combivac (VIP & Affiliates) represented 53% or $318 million of this figure. Considering the magnitude and material nature of this particular licensee; the shareholders of Global have the right to know how this will affect shareholder value both now and in the future.

Although there have been multiple attempts made to resolve the above issues with the current Board and certain controlling shareholders, all efforts have failed due to the current Board's reluctance to share information that they have classified as confidential. It is our belief that a newly reconstituted Board, which has representation of its minority shareholders, should implement and act upon the following:

    (1) Appoint an independent analyst to complete an evaluation of Royal Combivac N.V. in order to assess the fair value of this asset. Upon completion of this evaluation, it would be presented to the newly reconstituted board and proper action would be taken to complete a formal Sale Agreement and Royalty Agreement that is more representative of the original agreement made with VIP, when they were owned by IGW. In the case that a transaction has already closed between Royal Combivac N.V. and Global/IGW and if it is determined that the transaction is contrary to the independent valuation, then it will need to be rescinded and renegotiated.

    (2) Launch an internal investigation into the lack of profitability of the Company by completing audits of all existing licensees and investigate the inability of the Company to gain additional licensees. Also, focus the investigation on why the current Board and management made such favorable arrangements with Royal Combivac N.V. in regard to the VIP companies and received little or no consideration in return for the concessions. An internal investigation is necessary due to the material nature of this asset and the findings should be presented to all shareholders. This issue has been discussed on many occasions with the current Board; however, the Board considers this as confidential information, and the details have never been disclosed to the shareholders.

    (3) Implement an Investor Relations and Shareholder Communications program that would create a greater awareness of the Company to the public and open channels of communications with all existing shareholders.

    (4) Perform an immediate evaluation of Global/IGW financial forecasts and budgeted expenses. Implement cost cutting measures, where necessary, in order to increase the operating profit margins, thereby increasing earnings and shareholder value.

    (5) If a dividend policy is ratified by the shareholders at the Special Meeting, the newly reconstituted Board will incorporate a structured dividend policy and enforce timely payments to all shareholders who own stock as of the dividend payment record date.

                           DESCRTIPTION OF MATTERS
                      TO BE ACTED UPON AT THE MEETING

Proposal 1:  To elect the Board of Directors until the next Annual Meeting.

Listed below are the biographies of our nominations for directors to comprise the Company's Board of Directors, as well as, the Company's current directors.

The Shareholders recommend and propose to nominate Steven M. Abboud, Bryan Abboud, Jason Abboud, Lawrence G. Whelan, and Dave Stein to the Company's Board of Directors.

A vote in favor of the Shareholders' nominees will allow for a general representation on the Board, thus generating more scrutiny of management decisions and actions, and make a determination that any such decisions or actions are implemented with the interests of the Company's shareholders in mind.

Nominees and current Directors endorsed by Shareholders
_______________________________________________________

STEVEN M. ABBOUD, is 38 years of age. From 1998 to 2001, Steven Abboud co-founded, acted as Director, President/CEO and financial consultant for Global Entertainment Holdings/Equities, Inc. (GAMM), a publicly traded company on the NASDAQ OTC market. Mr. Steven Abboud's expertise in finance and investment banking, enabled him to bring Global from the private to the public sector and a position of insolvency in June of 1998 to an equity value of $1.4 million and market capitalization of $40 million by December 1998. Mr. Abboud was instrumental in providing equity and debt financing in the amount of $2 million, debt restructuring, audit coordination, cost accounting, investor relation services, merger/acquisition activities and guided the company through all securities filings with the Securities Exchange Commission. Mr. Abboud resigned as President in January 2000 and resigned his Board of Directors position in December 2000. Mr. Abboud continued as Financial Consultant to the board through June of 2001. From 1997 to early 1998, Mr. Abboud provided investment-banking services to Beverage Source Worldwide, Inc., a manufacturer/distributor of licensed sports drink products, by raising $800 Thousand and arranging the necessary filings with the NASD and SEC in order to take the company from the private sector to the public markets. In 1989, Mr. Abboud founded Shining Star Investments Inc., and continues to hold the position of President and Director. Prior to this, Mr. Abboud co-founded and managed Vista International, a consumer electronics import/export mail order distribution center. Over the past decade, Mr. Abboud has been responsible for numerous venture capital fundraising activities, public and private offerings, financial consulting, investor relations, mergers and acquisitions, and various other Investment Banking services. He has established multiple contacts both nationally and internationally in the field of Investment Banking. Mr. Abboud holds a Bachelor of Science degree in Finance from Arizona State University.

BRYAN ABBOUD, is 31 years of age, was the Chairman of the Board of Directors of the Company from 1998 to February 2001, has been chief executive officer and president of the Company since January 2002, and managing director and co-founder of IGW since 1997. Mr. Abboud is also a co-founder and current board member of the Interactive Gaming Council, the online gaming industry's premier trade association. Starting as an online gaming industry pioneer in 1995, he has assembled personnel, arranged financing, and led the Company successfully into the online gaming software industry. Earlier, Mr. Abboud was involved in upper management of a company in the high-tech consumer electronics industry. Before this he served as vice president of marketing and co-founded Vista International, Inc. where he was responsible for all U.S. sales, advertising and promotions. Mr. Abboud earned a Masters in International Management at the American Graduate School of International Management (Thunderbird) and received a Bachelor of Science Degree in Commerce, with emphasis in Marketing at Santa Clara University. He also attended Sup de Co in Rouen, France.

JASON ABBOUD, is 33 years of age, has been an attorney with Fraser, Stryker, Meusey, Olson, Boyer & Bloch P.C. for the past seven years practicing primarily in the areas of information technology, software, telecommunications and general corporate work. Jason attended Creighton University School of Law in 1994, where he graduated Magna Cum Laude. Prior to attending law school, Jason obtain his general securities license and worked as a securities broker for Olde Discount Stockbrokers, here he managed substantial portfolios of debt and equity for high income clients. Jason graduated from University of Arizona with a Bachelor of Science degree in Psychology in 1989.

LAWRENCE G. WHELAN, is 39 years of age. Mr. Whelan graduated from the University of Nebraska College of Law and has been a solo practitioner since 1990. Mr. Whelan's primary practice areas are criminal law, family law, civil litigation, and appeal/post conviction matters. Mr. Whelan graduated Magna Cum Laude from the University of Nebraska at Omaha receiving a Bachelor of Science Decree in Criminal Justice with a minor in Psychology. Prior to practicing law, Mr. Whelan was a licensed private investigator and vice president of Whelan Detective Agency, Inc.

DAVE STEIN, is 55 years of age, has been a director of the Company since January 31, 2002. He is expected to serve as chairman of the Company's audit committee and as a member of the Company's compensation committee once they are formed. For the past decade, Mr. Stein has focused on consulting with and coaching sales executives and their teams in 48 states and 20 countries to win business. He is the author of How Winners Sell: 21 Proven Strategies to Outsell Your Competition and Win the Big Sale, which defines the strategies and related tactics for sales professionals to thrive in our new world of information overabundance, intense competition, and product and service commodization. Mr. Stein has worked with large enterprises such as IBM, Hewlett-Packard, ALLTEL, Bayer, NEC, Siemens, Oracle, Invensys, Pitney Bowes, MCI, AT&T, Unisys, Ciber, and McGraw-Hill, as well as many smaller companies. He has been the president of The Stein Advantage, Inc., a sales consulting company, from July 1997 to the present, and was the Director of Worldwide Business Development for Marcam Corporation from 1995 to 1997. From 1980 until he founded The Stein Advantage in 1997, Mr. Stein was employed by several leading-edge high technology companies in a number of roles: programmer, systems engineer, sales representative, sales manager, Director of Worldwide Sales Development, VP of Sales, VP of Marketing, VP of International Operations, VP of Client Services and VP of Strategic Alliances. In the early 1990's Mr. Stein lived and worked in Europe initiating, organizing and establishing the international operations for Datalogix International. He is a member of the National Speakers Association and the Strategic Account Management Association (SAMA). Mr. Stein graduated from the City College of New York with a Bachelor of Arts degree and pursued postgraduate studies at the City University of New York.

Current Directors opposed by Shareholders
_________________________________________

Thomas Glaza, 67 years of age, accepted his appointment as Chairman of the Company's board of directors in February 2001. He is expected to serve on the Company's compensation committee and audit committee once they are formed. He retired from the MAPICS Corporation in March

2000, but continues to provide occasional consulting services. Mr. Glaza serves on the boards of directors of two publicly reporting companies, On Line Power (OTCBB: OPWR) and CEMIS. Between 1988 and 1998, Mr. Glaza held a variety of positions with MAPICS Corporation, including Vice President of Marketing and Business Development. His duties involved contract negotiations, establishing internal corporate strategy, traditional activities of marketing, and co-ordination programs with the corporate marketing organization. From 1981 to 1988, Mr. Glaza founded GMD, a private software development and services firm servicing implementations of MAPICS and CAD systems where he served as chief executive officer and chief operating officer. From 1973 to 1980, Mr. Glaza held various managerial positions in the Manufacturing Industry Marketing Department of the General Systems Division of the IBM Corp. in Atlanta, which led to the development of MAPICS. From 1970 to 1973, he was the marketing manager for the IBM Branch Office in Portland, Oregon. In 1959, Mr. Glaza received his MBA from the University of Michigan, majoring in statistics and marketing. In 1957, Mr. Glaza graduated with a Bachelor of Business Administration from the University of Michigan where he majored in marketing and finance.

JAMES DOUKAS, 67 years of age, has been a director of the Company since April 9, 2002. Mr. Doukas is expected to serve as chairman of the Company's compensation committee and as a member of its audit committee, which committees are currently being structured. Mr. Doukas served in the military for over 32 years and was responsible for formulating and executing multi-million dollar budgets, leading large organizations of over 3,500 personnel, negotiating sensitive agreements with foreign governments, and conducting strategic planning at the national level. From 1988 to 1998, he was executive vice president of RJ Moore and Associates, a start up engineering firm for which he had regional responsibility in sales, marketing, and personnel recruitment. Mr. Doukas received a Bachelor of Arts degree from St. Benedicts College and a Master of Arts degree from George Washington University.

Proposal 2: To ratify an amendment to the Company's Articles of Incorporation and Bylaws to allow cumulative voting of its common shares for the election of directors.

A vote in favor of this proposal will avoid excessive management control of our Board of Directors. Cumulative voting allows minority shareholders the opportunity to elect Board members by applying all of their shares to a particular Board member. For example, if a group owned or controlled 25% of the stock in a company then, pursuant to cumulative voting, that group would be able to elect 25% of the Board members elected to that Board. In contrast and under the current voting policy, each shareholder can cast all their votes for each board member and if an individual or group controls over 50% of the issued and outstanding stock, then they can elect the entire board slate. The current Board refused to include this proposal at the annual meeting of shareholders held in 2002.

Proposal 3: To ratify an amendment to the Company's Bylaws to require a 2/3's vote to change its Bylaws in the future.

A vote in favor of this proposal will require an additional 16% more votes to change Bylaws in the future and prevent the Bylaws from being changed with a
minimal swing vote in favor of management.   This will protect all shareholders
from management led modifications in the Bylaws that may be against the best interests of the shareholders.

Proposal 4: To ratify the implementation of an annual dividend payment policy to its common stockholders.

A vote in favor of this proposal will cause the Company to initiate and pay an annual dividend to its common shareholders based on 32% of the Company's
consolidated net income.   The dividend would be paid under the following
conditions: 1) Global would have to achieve a minimum of $500,000 in consolidated net profit in any given year as to not place undue stress on cash flow and operations. 2) In all years that Global meets the minimum net requirement, Global will pay out 32% of that amount to the shareholders within 60 days of the fiscal year end. The benefits to the shareholders are evident. This dividend policy will give a return to the shareholders that have been loyal to the Company and allow them to recoup some of their invested funds. At the same time, the stock price may increase prior to the record date of the dividend and if Global is able to show consistency, the stock price will stabilize at higher levels. In many cases with other dividend paying public companies the stock price has increased 20 to 50 times the value of the dividend. Once this has been established and is believed by the public to be consistent, it should create greater institutional involvement in our stock and a higher stock price as a result. If GAMM does not make the minimum net profit in any given year, then there is no dividend payment and thus no burden on the Company's cash flow or operations. The current Board is against any discussions on dividend policy for at least five years and refused to place this item on the ballot at the most
recent shareholder meeting.   If approved, this policy will need to be enforced
and that will require a Board of Directors that is in support of this policy.

Proposal 5: To require the Board of Directors to present the current Employee Stock Option Plan (ESOP) and future ESOPs or amendments thereto, to the shareholders for a vote of approval prior to the implementation of such plans or amendments.

A vote in favor of this proposal will allow the shareholders to reject any employee stock option plan that would create excessive dilution and place tighter restraints on all future stock option issuances. Additionally, the United States Congress, the stock exchanges, and the SEC all favor requiring shareholder approval of stock-option awards.

                                PROXY STATEMENT

This statement is furnished in connection with the solicitation of proxies by Steven M. Abboud, a shareholder and certain other shareholders (as a group, the "Shareholders"), for use at the Special Meeting of shareholders of the Company to be held at Twin Towers North (Penthouse 10th Floor) 3001 Douglas St, Omaha NE 68131, on October 7, 2002, and at any and all adjournments of such meeting.

If the enclosed proxy is properly executed and returned in time to be voted upon at the meeting, the shares represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted for Shareholders'proposals therein specified and any other proposal specified unless a contrary choice is specified.

Shareholders who execute proxies for the Special Meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to Steven M. Abboud or by delivering a duly executed proxy bearing a later date.

The cost of the meeting, including the cost of preparing and mailing the Proxy Statement and Proxy/Ballot, will be borne by the Shareholders. The Shareholders will also request banks, brokers and others who hold shares of the Company in nominee names, to distribute proxy soliciting materials to beneficial owners and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

Mr.Steven M Abboud's office, telephone number, email address and mailing address are as follows:

Telephone:  402-896-5644
Mailing address:  16569 Summit Dr., Omaha, NE 68136
Email address: gamm@radiks.net

                 GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.

                 Steven M Abboud as a Controlling Shareholder
                         solicits this Proxy for the
                       Special Meeting of Shareholders
                        to be held on October 7, 2002

The undersigned hereby constitutes and appoints Steven Abboud and certain other Shareholders (as a group, the "Shareholders") with full power of substitution and revocation, the true and lawful attorney and proxy of the undersigned at a Special Meeting of Shareholders (the "Meeting") of Global Entertainment Holdings/Equities, Inc., (the "Company") to be held on October 7, 2002, at Twin Towers North (Penthouse 10th Floor) 3001 Douglas St, Omaha NE 68131, or any adjournments thereof, to vote the shares of Common Stock of the Company standing in the name of the undersigned on the books of the Company, or such shares of Common Stock of the Company as the undersigned may otherwise be entitled to vote on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting, with respect to the matters set forth below and described in the Notice of the Special Meeting of Shareholders dated, October 7, 2002, and the accompanying Proxy Statement.


1. Election of the Board of         [ ] For only Shareholders' nominees listed
   Directors until the next             below (except as marked to the contrary)
   Annual Shareholders' Meeting

Shareholders'           Name               Vote for   Vote against    Withhold
Position                                 the nominee   the nominee   authority
                                                                     to vote for
                                                                      nominee
_______________________________________________________________________________
For Nominee      1.  Steven M. Abboud        [ ]          [ ]           [ ]
-------------------------------------------------------------------------------
For Nominee      2.  Bryan P. Abboud         [ ]          [ ]           [ ]
-------------------------------------------------------------------------------
For Nominee      3.  Lawrence G. Whelan      [ ]          [ ]           [ ]
-------------------------------------------------------------------------------
For Nominee      4.  Jason Abboud            [ ]          [ ]           [ ]
-------------------------------------------------------------------------------
For Nominee      5.  Dave Stein              [ ]          [ ]           [ ]
-------------------------------------------------------------------------------
Against Nominee  6.  Tom Glaza               [ ]          [ ]           [ ]
-------------------------------------------------------------------------------
Against Nominee  7.  Jim Doukas              [ ]          [ ]           [ ]
-------------------------------------------------------------------------------
Support the Shareholders' proposal by approving the election of Steven M. Abboud, Bryan Abboud, Jason Abboud, Lawrence G. Whelan and Dave Stein to the Board of Directors and the removal of Tom Glaza and Jim Doukas as directors for the balance of the current year's term.
_______________________________________________________________________________

2. Ratify an amendment to the Company's Articles of Incorporation and Bylaws to allow for cumulative voting of its common shares.

    [ ] For the Proposal     [ ] Withold authority to      [ ] Abstain vote for
         Listed below            vote for the proposal         the proposal
                                 listed below                  listed below

Support the Shareholders' proposal and ratify a revision to the Company's Bylaws to allow for cumulative voting of its common shares.
_______________________________________________________________________________

3. Ratify an amendment to the Company's Bylaws to require a 2/3's vote of the shareholders to change the Bylaws from this point forward.

    [ ] For the Proposal     [ ] Withold authority to      [ ] Abstain vote for
         Listed below            vote for the proposal         the proposal
                                 listed below                  listed below

Support the Shareholders' proposal and ratify this amendment to the Company's Bylaws to require a 2/3's vote of the shareholders to change the Bylaws from this point forward.
_______________________________________________________________________________

4. Ratify the implementation of an annual dividend payment policy to common stockholders.

    [ ] For the Proposal     [ ] Withold authority to      [ ] Abstain vote for
         Listed below            vote for the proposal         the proposal
                                 listed below                  listed below

Support the Shareholders' proposal and ratify the implementation of an annual dividend payment policy to common stockholders.
_______________________________________________________________________________

5. To require the Board of Directors to present the current Employee Stock Option Plan (ESOP) and future ESOPs or amendments thereto, to the shareholders for a vote of approval prior to the implementation of such plans or amendments.

    [ ] For the Proposal     [ ] Withold authority to      [ ] Abstain vote for
         Listed below            vote for the proposal         the proposal
                                 listed below                  listed below

Support the Shareholders' proposal and require the Board of Directors to present the current Employee Stock Option Plan (ESOP) and future ESOPs or amendments thereto, to the shareholders for a vote of approval prior to the implementation of such plans or amendments
_______________________________________________________________________________

THE SHAREHOLDER RECOMMENDS A VOTE IN FAVOR OF ALL PROPOSALS LISTED. IF NO DIRECTIONS ARE GIVEN BY THE PERSON(S) EXECUTING THIS PROXY, THE SHARES WILL BE VOTED IN FAVOR OF ALL LISTED PROPOSALS.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

Please sign exactly as your name appears on the shareholder records of the Company. If shares are held in the names of more than one person, each joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the respective capacities in which they sign. Attorneys must submit Powers of Attorney.


_______________________________           _______________________________
Shareholder name (please print)           Shareholder name (please print)


_______________________________           _______________________________
Shareholder signature                     Shareholder signature


_________________                         _______________________________
Date                                      Number of shares voted



           , 2002                       _________________________________
___________                             Steven M. Abboud
                                        Controlling Shareholder

In accordance with Section 13 or 15(d) of the Exchange Act, the filing party caused this report to be signed on behalf shareholders by the undersigned, thereunto duly authorized.



Date:   September 9, 2002                      By: /s/Steven M. Abboud
                                                ----------------------
                                                Steven M. Abboud
                                                Controlling Shareholder